Exhibit 99.1

Active Power Elects Cisco Senior VP and CIO Brad Boston to Its Board

Austin, Texas (March 18, 2005) — Active Power, Inc. (NASDAQ: ACPW) today announced the election of Brad Boston, Senior Vice President and CIO of Cisco Systems, Inc., to its board of directors effective March 16, 2005.

“I look forward to working with Active Power’s board,” said Brad Boston. “I’m quite familiar with the drawbacks of using batteries in high-end data centers and think this small company is focused on solving the right problem with its new technology.”

“We are pleased to have Brad join our board,” said Joe Pinkerton, Chairman and CEO of Active Power. “Brad brings a tremendous amount of knowledge and experience in the data center market where a large fraction of backup power products are sold. We think Brad will provide Active Power with invaluable guidance as we begin selling our new extended runtime product into this market.”

Before joining Cisco in August of 2001, Boston was the Executive Vice President of Operations at Corio, an enterprise-focused Internet application service provider. Prior to Corio, Boston was Executive Vice President of product development and delivery at the Sabre Group (NYSE:TSG) in Dallas, Texas. While at Sabre, Boston strengthened the executive team in preparation for their spinout from American Airlines (AMR), the historic transaction that created a leading IT firm. He also held executive positions at American Express, Visa, United Airlines/Covia and at American National Bank and Trust Company of Chicago, where he began his career.

Boston holds a B.S. in Computer Science from University of Illinois, College of Engineering, Champaign-Urbana, Illinois.

Boston has been appointed by the board as a Class III director and will stand for election at the company’s 2006 annual meeting.

About Active Power:

Active Power, Inc. (www.activepower.com) designs, manufactures and markets battery-free power quality products that provide the consistent, reliable electric power required by today’s digital economy. An ISO 9001-registered company, Active Power is the first to commercialize a flywheel energy storage system that provides a highly reliable, low-cost and non-toxic replacement for lead-acid batteries used in conventional power quality installations.

Cautionary Note Regarding Forward-Looking Statements:

This release may contain forward-looking statements that involve risks and uncertainties. Any forward looking statements and all other statements that may be made in this news release that are not historical facts are subject to a number of risks and uncertainties, and actual results may differ materially. Please refer to Active Power filings with the Securities and Exchange Commission for more information on the risk factors that could cause actual results to differ.

Active Power and our Active Power logo are registered trademarks of Active Power, Inc. All other trademarks are the properties of their respective companies.

Active Power Contacts:

Michael Chibib, Investors, 512.744.9453, mchibib@activepower.com

Derek Jones, Corporate Communications, 512.744.9210, djones@activepower.com